EXHIBIT 99.1

Final Transcript

[Logo of Thomson StreetEvent]

Conference Call Transcript

AMIE – Q4 2006 Ambassadors International, Inc. Earnings and Windstar Cruises Acquisition Conference Call

Event Date/Time: Feb. 28. 2007 / 8:30AM PT

CORPORATE PARTICIPANTS

Brian Schaefgen

Ambassadors International, Inc.—CFO

Joe Ueberroth

Ambassadors International, Inc.—Chairman, CEO

CONFERENCE CALL PARTICIPANTS

David Lebowitz

Analyst

James Bellessa

D.A. Davidson & Co.—Analyst

Jaison Blair

Rochdale Research—Analyst

Brian Lawrence

Analyst

David Isen

Analyst

Paul Sans

Analyst

PRESENTATION

Operator

At this time, I would like to welcome everybody to the Q4 and 2006 discussion earnings call and discussion of Windstar Cruises acquisitions. [OPERATOR INSTRUCTIONS] Thank you. I would now like to turn the call over to Mr. Brian Schaefgen, Chief Financial Officer. Sir, you may begin your conference.

Brian Schaefgen —Ambassadors International, Inc.—CFO

Thank you, Debra. Thank you, and good morning, everyone. Joe Ueberroth, Ambassadors International’s Chairman and CEO and I are pleased to speak to you today regarding our fourth quarter results, as well as our recent announcement regarding our acquisition of Windstar Cruises.

First, we’d like to remind listeners to this call, that this call may contain forward-looking statements that involve various risks and uncertainties. The forward-looking statements that we make on the call are based on our current expectations and entail various risks and uncertainties that could cause our actual quarterly and annual financial results to differ materially than from those discussed here. We believe that such risks and uncertainties include among others, general economic and business conditions, trends and conditions in the cruise, travel and insurance markets, potential claims related to our reinsurance business, further declines in the fair market value of our investments, lower investment yields, pur ability to consummate our acquisition of Windstar Cruises in a timely matter or at all, our ability to successfully integrate the operations of companies or businesses we acquire and realize the best expected benefits of these acquisitions including Windstar Cruises, our ability to service our current and assumed debt in the transaction, including our financing of Windstar Cruises, present or future competition and other factors.

Please refer to our public filings with the Securities and Exchange Commission for further consideration of these on other risk factors. We are providing this information and projections as of the date of this call and do not undertake any obligation to update any forward-looking statements contained on this call as a result of new information. future events or otherwise.

Now, Joe will provide a brief commentary on 2006 and I will then cover the financial results of the fourth quarter. Following this, we will deliver an overview of the acquisition of Windstar Cruises and provide an estimate of this impact on 2007. With that said, I will turn the call over to Joe.

Joe Ueberroth —Ambassadors International, Inc.—Chairman, CEO

Thank you, Brian. And good morning, everyone. As most of you know, in 2006, we took our first significant steps in building a dynamic leisure Company that will benefit our customers, our employees and long term shareholders. 2006 was an eventful and prosperous year for the Company and the outlook for 2007 appears to follow in these footsteps. I know that many of our listeners would like for me to go straight into the discussions regarding the Windstar acquisition and its impact.

However, beforehand, I want to provide some insight into the 2006 results. Some of the financial headlines for 2006. In the fourth quarter, travel and events had a significant one-time event in which we received $2.750 million payment for entering into a noncompete related to the dissolution of our relationship with ITI. Under the leadership of Jerry McGee, our travel and events business continues to grow core its competencies, well as makes progress on new initiatives. Our 2006 initiative to create events that we own has been successful in its initial stages and provides potential promise that this division can be a meaningful contributor to the success of the Company going forward. The marine division made great strides in 2006, contributing $3.6 million of operating income and heads into 2007 with a strong backlog.

Lastly, our cruise division exceeded our expectation on most fronts. I make this statement fully cognizant that a pedestrian review of 2006 results could communicate otherwise. We exceeded our targets on key operational metrics, such as occupancy and average daily passenger ticket revenue, and we were in line on our targeted cost of acquisition per passenger. With that said, I believe that it is important to reconcile these statements with the actual pretax earnings for the year. Many of our listeners will recall that on our second quarter 2006 call, I stated that we expected pretax earnings of $8 million from this division.

Our cruise division actually slightly exceeded our targets and was on track to earn approximately $9 million in pretax income when we break out two items. The first item is that we invested roughly $2.5 million in the business in the latter half of the year in the launching of the Columbia Queen and the Contessa as well as the launch of the Majestic America line brand. The second item is that cost and expenses related to incidents that were out of our control, which we believe are predominantly covered by insurance. These events represented, total, approximately $6 million.

First, $1.4 million related to the Empress of the North grounding. We believe that we would realize a full recovery of the Empress of the North grounding in 2006. In actuality, we recovered $2.2 million in 2006 and $1.4 million is still outstanding and is being pursued aggressively. Second, approximately $500,000 relates to the engine failure on the Queen of the West, as discussed on the third quarter call, which we believe should be recovered in 2007. Lastly, an outbreak of norovirus on the Mississippi Queen in October impacted four of our sailings and resulted in an approximate negative financial impact of $4.1 million.

Once again, we believe that insurance recoveries will benefit the Company in future quarters. We believe that it is important for our shareowners to realize that our cruise division was effective in its operations. The incidents that we face in 2006 are not annual occurrences. And that investing in our business is not justified but is the right thing to do for the Company. Now, I will turn the call over to the Brian to discussion the fourth quarter 2006 financial results.

Brian Schaefgen —Ambassadors International, Inc.—CFO

Thanks you, Joe. In the fourth quarter of 2006, we generated revenue of $50.4 million, up $45.7 million from $4.8 million in 2005. We generated an operating loss of $5.4 million, compared to an operating loss of $2.1 million in 2005. We generated other income of $2.9 million, compared to $929,000 in 2005. And we generated a net loss of $1.8 million or $0.16 per share, compared to a net loss of $149,000 or $0.01 per share in 2005.

Our revenues increased over 2005 as a result of the addition of our cruise and marine operations that were added during the first, second and third quarters of 2006. Our cruise operations contributed a revenue of $19.2 million and an operating loss of $3.4 million in the fourth quarter. During the fourth quarter, we achieved average occupancy of 88.5%. Carrying approximately 7,700 passengers at an average ticket revenue per person of $2,300 . Only four of our seven vessels operated in the fourth quarter and only one operated the entire quarter, the Empress of the North. The Queen of the West, the Delta Queen and the Mississippi Queen all were laid up in November.

Our costs and operating expenses increased by approximately $49 million in the fourth quarter as a result of the following. Additional cruise operating expenses totaling $14.6 million from the addition of our new cruise operations. Increased costs to marine revenue of $20.5 million as a result of our new marina construction and shipyard operations which commenced during 2006. Increased depreciation of approximately $1.4 million, primarily as a result of vessel depreciation associated with our new cruise operations. Increased selling and tour promotion costs of $6.8 million, primarily as a result of our cruise marking programs and the launch of the Majestic America line brand in the fourth quarter. An increase to general and administrative expenses of $6.8 million associated with the addition of our cruise and expanded marine operations.

As we have shared, we were negatively impacted during the fourth quarter by an outbreak of stomach illness among our crew and guests on the Mississippi Queen. It was later determined to be norovirus and required us to cancel three cruises. We had estimated that our revenue was negatively impacted by approximately $3.2 million and we incurred additional costs of roughly $900,000, resulting from passenger relocation costs, travel agent commissions, cleaning and other related unplanned costs.

We believe that these indents are recoverable and we’re certain of our insurance policies and are pursuing the necessary claims. At this point, we have not reflected any insurance recoveries in our financial results from these incidents. And expect that any recovery will occur in subsequent quarters. Our other income and expense improved by approximately $2 million, as a result of receiving approximately $500,000 in insurance proceeds from our Empress of the North grounding claim, which occurred in March 2006. As well we received $2.75 million in proceeds from extending a noncompete agreement with our co-investor upon dissolution of our ITI investment. These favorable impacts were offset by $1 million in interest expense incurred on our vessel mortgages and lower interest income as a result of our lower invested assets.

Turning now to the balance sheet. Our balance sheet remains strong at the end of the fourth quarter with approximately $56 million in cash and short term investments During the quarter, we utilized cash for the following significant items. We used approximately $4.2 to pay off existing lines of credit and notes payable to our subsidiaries. We invested approximately $4 million in our vessels during dry dock. We returned approximately $2.3 million in passenger refunds due to our incidents on Mississippi Queen. We paid principal installments of approximately $500,00 on vessel mortgages. We made income tax installments of approximately $700,000. And we paid our 14th consecutive quarterly dividend, comprising $1.1 million. At December 31, 2006 we had approximately 11.1 million common shares issued and outstanding.

This concludes our fourth quarter financial review. I will now turn the call back to Joe to discuss the acquisition of Windstar Cruises.

Joe Ueberroth —Ambassadors International, Inc.—Chairman, CEO

Thank you, Brian. Now, as we look to 2007 and beyond, we have a large and global opportunity in the luxury cruise market and the Windstar acquisition is a significant and exciting step for our Company. Windstar Cruises is an iconic, luxury cruise brand that is defined by its magnificent state-of-the-art sail system and it tag line, 180-degrees from ordinary. Under its brilliant white sails of Windstar, its guests can experience seven night itineraries throughout the Mediterranean, Caribbean and Costa Rica. Or 14 to 28 day connoisseur itineraries, ranging from exploring the Italian coast to the Greek Islands or TransAtlantic crossings that include the Panama Canal.

The three motorsail vessels, The Wind Spirit, Windstar and Wind Surf, all will be registered in the [Marsha] Islands and be Bahamian flagged. The Windstar cruises have won numerous accolades, including such awards as 2006 Best Cruise Value In the High Deluxe Five Star Small Ship Category, from World Ocean and Cruiseliner Society. The First Place Diamond Award for Food Services recognizing the line’s exemplary five star cuisine and dining service. And in January of 2007, all three ships were ranked in the top 25 luxury small ship category by Conde Nast Magazine readers poll.

Operations. Operations are headquartered in Seattle, Washington. We plan on operating all published departures for Wind Spirit, Windstar and Wind Surf. We are committed to the product and the people who deliver it. Together we will work as a team to make it better. We have engaged V.Ships to ensure our ships and crew have the highest level of expertise and support available and to ensure we are positioned to exceed Windstar’s high standards.

From the latest reports provided, we head into 2007, 90% booked. We have two, five week docks scheduled in 2007. One for the Windstar and one for the Wind Spirit. These are extended dry docks anticipating significant refurbishment of both vessels. There are no dry docks scheduled in 2008. Thus, 2008 will benefit from a longer operating season compared to 2007

Vessels. The Company cruise vessels are unique and exceptional in several aspects. Under appropriate conditions, these vessels are designed to cruise solely under wind power. Each vessel has seven triangular self-furling, computer operated sails, with over 26,000 square feet of dacron surface area. When not under sail power, these vessels have diesel electric generating engines that provide smooth comfortable yacht like cruising.

They are designed to provide access to waterways, cruising areas and ports of call that are beyond the reach of larger ships. The largest vessel, the Wind Surf was launched in 1990, provides a spectacular level of comfort and service for 312 guests. She is 617 feet in length, with five masts of

164 feet, a beam of 66 feet, and is six decks high. Here state rooms are comprised of two newly constructed owner suites, 31 deluxe ocean view suites and 123 luxurious ocean view state rooms. Her facilities include multiple dining venues, a business Internet cafe, casino, library, spectacular lounges and the renowned Terrace Bar and Compass Rose Bar. In addition, she offers wonderful amenities such as multiple sun decks, two pools, the wind spa, spacious state-of-the-art gym with floor to ceiling ocean views and a large sports platform providing a broad assortment of water activities from kayaking to scuba diving.

The Wind Spirit and the Windstar are sister ships, carrying 148 passengers each. They were built in the late 1980’s and are equally as impressive, catering to an even more intimate experience. They are 440 feet in length and 52 feet at the beam, with four decks. They have four masts at 204 feet. Guest accommodations on each vessel include 73 luxury ocean view state rooms and one owner suite. Their facilities include multiple dining venues, lounge, reception area, signature shop, library and casino. In addition, they offer wonderful amenities such as spacious sun decks, pool and hot tub, salon, gym and a sports platform providing a broad assortment of water activities from kayaking to scuba diving.

The guests that travel aboard the ships of Windstar are also exceptional. They are affluent travelers who seek a luxurious experience, while embracing the casual elegance under the white sails that offers an experience that is 180-degrees from ordinary.

Competition. In this category, there are several competitors. Pre-9/11 Windstar competed effectively in the luxury small ship segment. Post- 9/11, Windstar has faced some difficult years until the last two, where it has begun its emergence. Even though Windstar has experienced significant growth over the past couple of years, it is our belief that the daily average passenger ticket revenue is still considerably below the competition.

Following the $11.8 million renovation in 2006 on the Wind Surf and the planned $5 million renovation of the Wind Spirit this spring and the $5 million renovation of the Windstar this fall; the Windstar fleet will once again be well positioned to compete in the luxury cruise market. At this point we would like to discuss a post transaction profile of the Company. Brian?

Brian Schaefgen —Ambassadors International, Inc.—CFO

Thanks, Joe. First let me summarize the deal and terms. Ambassadors International Inc. through a newly formed subsidiary Ambassadors International Cruise Group will acquires three vessels; The 312 passenger Wind Surf and the sister vessels, Windstar and Wind Spirit each with a capacity of 148 passengers. We will acquire the iconic Windstar brand, its current and past passenger list and other operational assets. We will acquire Windstar’s ongoing business enterprise, obtain $60 million in tenure seller financing at 7%, and pay approximately $19 million in cash and assume additional liabilities of approximately $21 million.

Our successful closing of this transaction remains contingent on approval by the Federal Trade Commission and certain other customary closing conditions. We anticipate closing the transaction in April 2007. We anticipate significant changes to our consolidated financial results following the acquisition. Based on our current projections, the Windstar operations are expected to contribute to the last nine months of 2007 the following to our consolidated financial results. Revenue of $61 million. Pretax income of $4.5 million. Net income of $4.2 million. And approximately $0.36 per fully diluted share. On a full year 12 month basis, we anticipate incurring annual interest expense of approximately $4.1 million per year, declining annually. And depreciation and amortization expense of approximately of $6 million on the acquired Windstar vessels and related assets.

We would like to share some historical financial results for comparison purposes gleaned from our diligence work. In 2006, Windstar Cruises generated net income of $2.9 million, with $8 million in depreciation. And in 2005, it generated a net loss of $550,000, with $7.7 million in depreciation. Due to provisions in the U.S. tax code afforded the shipping and cruise companies, we believe that as a result of our corporate structure for Windstar Cruises, our international operations will benefit from the indefinite deferral of federal income taxes. With only a small portion of our itineraries, which hit U.S. territories subject to current U.S. income taxes. Accordingly, we expect that the effective tax rate on our Windstar operations will be approximately 5%.

From a balance sheet perspective, our total assets should increase by $83 million to $336 million or 33% over our December 31, 2006 year end balances. The majority of this increase will result from the addition of depreciable assets comprised of the three vessels. As we have shared, the seller is providing vessel mortgage financing in the transaction. The specific terms of this debt are as follows. $69 million of principal, a 10 year term. Fixed interest rate of 7% for the duration of the loan. Annual principal and interest installments of $8.4 million, paid quarterly. Recourse to the vessels as collateral. And a limited guarantee by the Company to return the vessels to the seller in the same condition delivered and free of my liens. At this time, I would like to return the call to Joe for any final comments. Joe?

Joe Ueberroth —Ambassadors International, Inc.—Chairman, CEO

As we have discussed on previous calls, I want to again emphasis that when building a significant Company, management makes decisions to invest in the business that are in the best interests of the Company and drives long term value. For example, in 2006 and 2007, we decided to invest in the Majestic America line brand and a series of upgrades to insure that our fleet is well positioned in the luxury market.

Just as of last week, after walking the Mississippi Queen in the midst of her layup, we made the decision to delay her start. Although, in many ways she is in better condition to begin the 2007 campaign compared to 2006, we believe that in order to protect our brand and establish Majestic America line as a premiere luxury product, it is prudent to address certain shortcomings in our guest experience, as well as overhaul her outdated galley. As I mentioned earlier, we will make the same commitment for Windstar. From a short term perspective, one could argue that our two scheduled dry docks could be completed in two weeks versus five weeks and that we could try to maintain and old HVAC system instead of replacing it.

However, from the longer term perspective the value proposition of investing in our business in order to realize the upside potential inherent in our fleet, in the luxury market is very compelling. Looking at an operating metric such as the average daily passenger ticket revenue, we call it the DTR, illustrates this point. We need to be careful in providing numbers as there are different ways people can calculate statistics. But as we see it, DTR is a daily amount a person pays for their cabin or our average passenger ticket revenue divided by the average cruise length. In our internal projections, our DTR from Majestic America line in 2007 is slightly higher than Windstar. But for illustrative purposes, let’s call it the same.

Management believes that the DTR across our fleet is $100 to $300 lower than other leading small ships in the luxury market. Now, take this one step further. If our annual number of per passenger operating days is approximately 700,000, and we utilize an average occupancy of 85%, it would communicate that for every $10 that we improve DTR would result in roughly $6 million. If over the long term, management can drive $100 improvement in DTR by investing in our business and position our brand solidly in the luxury market, the value proposition is tremendous.

In closing, we are pleased with the terms of the Windstar acquisition and the upside potential of the business. As one Company, we now have two brands that operate in the luxury market and provide a terrific platform to build a business and long term value for our shareholders. Ladies and gentlemen, thank you for joining our call. At this time, we would like to open up the conference call to questions. Please hold a moment while our conference coordinator opens up the lines.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Your first question comes from the line of David [Lebowitz.]

David Lebowitz Analyst

Good morning. The transaction for Windstar, how much of that debt can be renegotiated?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

It can be repaid if that’s your question.

David Lebowitz Analyst

It can be repaid without penalty but is there any way it can be renegotiated if certain milestones are achieved?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

That is not part of the loan terms that we have.

David Lebowitz Analyst

Okay. Second, you announced that you have given a management contract out to V — what is the French Company, V.Ships?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

V.Ships. Yes.

David Lebowitz Analyst

What are the terms of contract in broad based numbers?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Well, broad based numbers, the main term, we haven’t disclosed the terms of the contract. But it is a short term contract. We believe it is a partnership but it’s something that can be cancelable within a 90 day period.

David Lebowitz Analyst

Okay. And what on-board spend are you estimating for Windstar and for your other brands for this year?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

On-board spend in terms of on-board passengers?

David Lebowitz Analyst

What your passengers will be spending once they board the ship over and above whatever they are paying in their basic fare for the cabin? In other words, bar, gambling, shore excursions, etc.?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

I go that. We have given $61 million revenue target for 2007, which is nine months.

David Lebowitz Analyst

Right.

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Approximately $9 million of that is on-board spend, casino, bar, shops, et cetera.

David Lebowitz Analyst

Thank you very much.

Operator

Your next question comes from the line of James Bellessa.

James Bellessa—D.A. Davidson & Co.—Analyst

Going back to the last three months, you had this noncompete payment. Why did you dissolve the partnership and why would somebody paid you $2.75 million?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Jim, it was negotiation. We thought that the partner was — both parties agreed that is was best to dissolve the relationship. We want to have control of our operations. But the payment, we both thought it was the right number and that’s how we agreed to it.

James Bellessa—D.A. Davidson & Co.—Analyst

In the most recent quarter, you had $4.3 million operating loss from the cruise business. You told us that the Mississippi Queen cancellation of trips and so forth forget cost you $4.1 million and lost revenues and other costs. So, even if you disregarded that, you would have had a loss. Had you planned for a loss for the quarter?

Brian Schaefgen—Ambassadors International, Inc.—CFO

Jim, this is Brian. We had anticipated a loss for the quarter. Approximately, to break even to a small loss for the quarter. That’s correct. The Mississippi Queen impact is about $4.1 million and we also made the investments in the Majestic America line brand and our advertising campaign.

James Bellessa—D.A. Davidson & Co.—Analyst

And in future quarters, with the Windstar in it, do you expect your fourth quarter will be a profitable quarter or will you still have a first quarter loss.

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

We expect that the fourth quarter will be profitable. Because as you see, that will extend some of our operating schedules for the Majestic America line brands and that will be operating Windstar year round. The first quarter, will be a lesser loss than what we previously had but will still probably be a slight loss.

James Bellessa—D.A. Davidson & Co.—Analyst

You talked about it at the end, a delay in the Mississippi Queen start, did you say five weeks of dry docks?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

No, five weeks of dry dock was related to the Wind Spirit and the Windstar, who both have dry docks this year. We did not give a date. We think it will be a few months. We’re committed to making sure she’s in service for the fall foliage peak season, which starts in September. But we don’t know how long it is going to take between now and then. And so, for right now, what we will say is a few months.

James Bellessa—D.A. Davidson & Co.—Analyst

Now, did you not have this vessel booked and therefore, you are cancelling these sailings? And if so, are you getting the passengers to go over to the other vessels?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

It runs different itineraries, so we’ll have some that will go over to maybe the America Queen. Others will make the decision to go on later sailings. So, it is something we have been addressing with our customers in the past couple of weeks.

James Bellessa—D.A. Davidson & Co.—Analyst

For modeling, should we take out 10 sailings for the Mississippi Queen?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

That would be fair.

James Bellessa—D.A. Davidson & Co.—Analyst

And you are saying overhauls are going to update the galley and heating and air conditioning, is that what —?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

It wasn’t the air conditioning, it is really the on-board experience. As we walked the American Queen, as we walked the Empress of the North, they are spectacular this year and even our other vessels are spectacular. But when we watched the Mississippi Queen, we need to make some further renovations. We don’t want to put a bandaid. We want to make sure that we are delivering a luxury product. We need to be consistent out in the marketplace. People have to understand what Majestic America lines means and it requires us making a little bit more investment in the Mississippi Queen.

One example is that, in the galley we had comments last year. Remember, we did not operate the Mississippi Queen but we did own her. The previous owners operated her last year. We had numerous complaints on food service and part of it was the way our galley is structured and we just need to resolve that. Because a luxury brand has to be able to deliver on its promise.

James Bellessa—D.A. Davidson & Co.—Analyst

You have this contract with V.Ships. During the press release of the Windstar Windstar Cruises, you indicated that there was a transitional contract being struck with the seller Holland American, I think. Tell me, is that a different contract than the V.Ships engagement?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Yes, it is. It is extremely important for us to make sure that we are supporting our crew and that our customers realize that we are going to deliver the product that we promised to them. And if anything, we will exceed our promise. So we have done two things. First of all, did a transition agreement at cost with the seller to make sure that we have plenty of time to transition crew responsibilities, as well as back office responsibilities. And it wasn’t going to be a hard stop. The second one is, we brought in V.Ships for their global capabilities. They are the largest at what they do. They have great manning facilities. They understand how to purchase in every port that we are going to. And just — the numbers we gave you include having them as part of our team.

But please understand, at the same time, these are our employees and we are going to be very active in the operation. But we brought V.Ships in to give us a stability and support to make sure that we can support our crew and also deliver on our promise.

James Bellessa—D.A. Davidson & Co.—Analyst

The transitional contract would last what, three months, six months or for the rest of the year? Should I —?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

No, it’s all — just understand, we did apply it to our numbers we provided. And I would say that we have the breadth to go to six months but we’re planning an a several — couple months transition. Call it three months.

James Bellessa—D.A. Davidson & Co.—Analyst

Do you go over the tax issue here on Windstar? I’m not an expert on taxation and it sounded new to me. Please go over that.

Brian Schaefgen—Ambassadors International, Inc.—CFO

Jim, this is Brian, I’d be happy to do that. In the shipping and cruise industry, you are afforded deferral of income taxes on offshore cruising operations. This being an international operation with some domestic itineraries in the U.S. Virgin Islands will be subject to the U.S. income taxes in the current period on those itineraries, basically, in the winter time. About three months out of the year. But all our international operations, we are permitted to defer those income taxes until a future period indefinitely. And we will be planning on doing that and reinvesting the profits from the Windstar enterprise into potential future international operations. Such that we wouldn’t be subject to federal income taxes on those operations.

James Bellessa—D.A. Davidson & Co.—Analyst

What’s the motivation for our Federal Government to allow you to defer income taxes? Is there some benefit?

Brian Schaefgen—Ambassadors International, Inc.—CFO

Especially, from the international shipping industry that we have trade agreements between countries in which it is in everybody’s best interest to not tax the entities.

James Bellessa—D.A. Davidson & Co.—Analyst

For modeling, when do you think that the Windstar closure — not closure, the consummation of the deal will be finished and therefore, we can start booking that into your revenue stream?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

We are planning eight months of operations in 2007.

James Bellessa—D.A. Davidson & Co.—Analyst

So, April 30?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

April, early April.

James Bellessa—D.A. Davidson & Co.—Analyst

Early April.

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Yes. I mean nine months. Excuse me, not eight months, nine months. So, the beginning of April.

James Bellessa—D.A. Davidson & Co.—Analyst

And will you report Windstar in your current cruise operating in two different segments or will they be folded in together?

Brian Schaefgen—Ambassadors International, Inc.—CFO

They will most likely be folded in together as one cruise segment.

James Bellessa—D.A. Davidson & Co.—Analyst

In your most recent quarter, how many travelers did you have or what can you tell us about your bookings and —?

Brian Schaefgen—Ambassadors International, Inc.—CFO

Jim, we travelled approximately 770 passengers in the fourth quarter aboard the four vessels that operate in the fourth quarter.

James Bellessa—D.A. Davidson & Co.—Analyst

And do you have any other metrics you could give, occupancy rate, passenger ticket, revenues per guest or —?

Brian Schaefgen—Ambassadors International, Inc.—CFO

I shared that we had an occupancy level of 88.5% and an average passenger ticket revenue per passenger of $2,300.

James Bellessa—D.A. Davidson & Co.—Analyst

And can you tell us how many sailings were scheduled? Then you had four cancellations or would you call it three cancellations?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

We had three cancellations and one that was impacted.

James Bellessa—D.A. Davidson & Co.—Analyst

Okay. So, and can you tell us how many total departures you actually had?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Those are published, we don’t have the number at our fingertips now.

James Bellessa—D.A. Davidson & Co.—Analyst

When you say published, I went back to try and find the historical itinerary. I couldn’t find it easily.

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Well, maybe offline we will tell you where to access it.

James Bellessa—D.A. Davidson & Co.—Analyst

Thank you very much.

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Thank you, Jim.

Operator

Your next question comes from the line of Jaison Blair.

Jaison Blair—Rochdale Research—Analyst

Can you talk a little bit about how — why the Windstar assets were operating or underperforming within the Carnival portfolio and how you go about driving DTR?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Sure. What I would refer you to is that Stein Kruse, who is the CEO, made comments in, I believe it’s Travel Weekly, which discussed why — their performance under a large brand. They are a big ship company with 13 ships, I believe. And they are looking at thousands of rooms. And it is hard to have a brand like this do well in that environment. Just, where do you have concentration of effort? You talked about, Where do you put your resources? There is a terrific team within Windstar that over the last two years has already started to drive real improvement. But when 9/11 came, what really happened was they had to react to a much bigger problem because it was a much bigger Company. And so, Windstar was overlooked. It wasn’t until, I would tell you, 18 months ago that they put on a team that we would love to encourage to be part of our team to really drive this unique iconic brand and experience.

Jaison Blair—Rochdale Research—Analyst

And you talked about — one of the things you said about Windstar, was they had this state-of-the-art sail system. Can you talk about how that’s — what is unique about it? How it might apply to what you are doing in your other ships?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

It won’t apply to our Majestic America line brand, because these ships have unique — they are sail ships. They can operate in the proper conditions under their five masts on the Wind Surfer, four masts on the Star and Spirit. But that’s a big attraction to people who like to cruise. You just have to stand on the decks and see the world go quiet because all engines are turned off. And it is an experience that our customers rave about. And it is unique. If you look at most small ships, we have all the same amenities or most the same amenities but we have that feature that they cannot compete with.

Jaison Blair—Rochdale Research—Analyst

So, would the — will your go to market strategy change? And how is your go to market strategy different than say a Carnival or people that were operating the Majestic America ships before you?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

This will be a significant part of our business. So, we are going to focus enormous amount of attention to it. We are going to look at the way to improve the economics for ourselves, improve the experience for our customers, support our crew as best as we can. But if I look at the economics going into 2007 and you are 90% booked, there is probably a little room to figure out how you are doing your pricing. And I don’t want to insinuate that we are going to have a dramatic increase in the very near future. But I do think it insinuates that there is a real demand for this product. And when you look at our competitors charging significantly more, that gives us confidence that we have room to improve. And if you look at the last two years, they have already made very steady improvements on their DTR.

Jaison Blair—Rochdale Research—Analyst

And what do you — how much of your Majestic America is booked? The 90% was just for Windstar, right?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Right. As you know, we don’t want — we wanted to give you a good idea of the transaction. And every time we do a transaction, we try to provide guidance to understand why we made the transaction. But we are not going to go forward and talk about future occupancies on a regular basis.

Jaison Blair—Rochdale Research—Analyst

Yes. Okay. The Windstar dry docks, are those going to be completed by the time you take ownership and are you paying for it? How does it work?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

They will not be completed. One happens in the spring after we take ownership and the same — and one is this fall. Those are scheduled to be done in Lisbon.

Jaison Blair—Rochdale Research—Analyst

And what is the approximate cost to you?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

$5 million a dry dock.

Jaison Blair—Rochdale Research—Analyst

Okay. And that brings me to the next thing. It appears as though after the transaction, you will have $15 million in cash remaining, approximately?

Brian Schaefgen—Ambassadors International, Inc.—CFO

This is Brian. We should have approximately $36 to $38 million.

Jaison Blair—Rochdale Research—Analyst

$36 to $38 at post transaction?

Brian Schaefgen—Ambassadors International, Inc.—CFO

Correct.

Jaison Blair—Rochdale Research—Analyst

And so, the number is a little bit bigger than I thought. How might you finance future transactions? Is that the kind of thing that once the cash runs out, you would consider — when do you start thinking about issuing shares and that type of thing?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

It is always top of mind. We are a public Company. And there is, as you know, sometimes there is some things that are beneficial about being public but one of the real benefits is our access to capital. And if we can deploy capital effectively, we think that the market will receptive if we want to go out and raise additional capital at some time.

Jaison Blair—Rochdale Research—Analyst

So, the question is, how do you get your stock price up so that the —? This V.Ships, I went to their Website. It sounds very much like something that you guys would want to do in your marina segment. Is that — and it is owned by a private equity group. Have you — is that the type of thing you are looking to build?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

It has not been contemplated today. There are similarities between the two. One of the differentials that is interesting is where in our management, there are employees. Where in theirs, they assist in a different way because they — in the Windstar transaction they continue to be our employees, instead of outsourcing the employees to a third party. So, there are similarities but it isn’t a — we are not looking at it as a potential acquisition.

Jaison Blair—Rochdale Research—Analyst

Could you give us a little bit of a peek into what you foresee for the marina segment? You are building a new facility — the revenue was up quite a bit in the fourth quarter over the third quarter as well.

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Sure. As we said, we have a strong backlog, something that we are going to disclose in our K. As of December 31, we headed into 2007 with a $72 million backlog, which is very strong backlog. And so it shows that the business is performing well and our efforts to grow that business and expand them are positive.

Jaison Blair—Rochdale Research—Analyst

And is the backlog, is that mainly for decking?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

That’s mostly — the main driver currently of a marine group is construction, which is our Bellingham division.

Jaison Blair—Rochdale Research—Analyst

Right. And you think that Bellingham — are you still perceiving Bellingham as kind of a platform for growth. Is it — should we potentially, over the next 24 months, expect a transaction in that group?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

We do see it as a platform for growth. But at the same time, we are going to be disciplined on when we do acquisitions. We have done quite a few in the past 12 months and we are still going to be disciplined. But it is something where we are looking to grow the platform.

Jaison Blair—Rochdale Research—Analyst

Is the weakness in New Orleans a contributing factor in lengthening the Mississippi Queen dry dock?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

No.

Jaison Blair—Rochdale Research—Analyst

Or has it been a contributing factor — are you seeing weakness in your river sailings because of what is going on in New Orleans?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

New Orleans is recovering. It hasn’t recovered. There isn’t the demand that was there a couple of years ago. But it is coming back. We are working very hard on those cruises. And so, if you ask my opinion, I think that, if I look at New Orleans, it is recovering. I see real momentum but it is not back to pre-Katrina days. It doesn’t yet have the draw. Mostly when you look at the media, every time there is an article coming out about New Orleans, it hasn’t been positive. But at the same time, you are looking at people who are starting to return to the city and we believe it is going to be, long term, a very strong market.

Jaison Blair—Rochdale Research—Analyst

And what percentage of your ‘07 schedule would be impacted by New Orleans by visitations to New Orleans or that kind of thing?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Jason, I don’t have the number in front of me. We did publish the schedules. Predominantly, you have the boats leave launch out of New Orleans but they start heading upriver. And then at the end of the season, some of the ships return back to New Orleans. So, it is early part of the season and at the end of the season.

Jaison Blair—Rochdale Research—Analyst

Okay. And just a couple of more. Sorry. Windstar, that should have no impact on your U.S. flag vessels because you are buying it through a different entity?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

It is a different subsidiary.

Jaison Blair—Rochdale Research—Analyst

Okay. And you foresee no potential conflict there?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

No, we see a benefit. Now, we have two brands out in the market and it is bringing a lot of attention to Majestic America line.

Jaison Blair—Rochdale Research—Analyst

And your average passenger revenue was $2,300, you said. Can you give us the DTR for the quarter?

Brian Schaefgen—Ambassadors International, Inc.—CFO

To get that, you basically just have to take the $2,300 and —

Jaison Blair—Rochdale Research—Analyst

Divide it by seven?

Brian Schaefgen—Ambassadors International, Inc.—CFO

Yes. I think our itineraries in the fourth quarter were all seven day itineraries. An average of 6.7 or seven days. That’s correct.

Jaison Blair—Rochdale Research—Analyst

Great. I will wrap up there and I’ll get back in line. But thanks very much and congratulations on Windstar.

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Thank you.

Operator

Next question comes from the line of Brian [Lawrence.]

Brian Lawrence Analyst

I have a question about this point that you made at the end about the DTR, the 700,000 room nights and the potential for improving against that. If you look at the amount of room nights that you have, what share is that of the market of luxury as you define it? What market share do you now have in this market where you are trying to equalize prices?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

It depends on how — I don’t want to give you a vague answer but I think I have to. It depends on how you define small ship cruising. It is a larger market. We’re not a — we don’t have an enormous position, so I saw we are a small percentage.

Brian Lawrence Analyst

So, when you look at people and your say, "look, We are $100, $200 or $300 below where they are in a DTR sense" are you looking at people very clearly larger than you or are you now —?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

No, the other players have four ships, three ships. Doing similar itineraries. Age of the vessels in a lot of cases are similar. Amenities are similar and the passengers they carry, are in the small ship category. So, they will be under 450 passengers.

Brian Lawrence Analyst

Right. As you think about this project to bring up your pricing, is this an one year, two year, three year project or is it, how do you think about timing?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

We believe that we can impact it. We already have and we continue to impact it. But if you are going to look at what we would say the potential is, the big picture. We want to have two leading luxury brands operating in the market. And we would like to be able to earn DTR similar to our competitors. To get there is a longer term period. We’re not going to be able to accomplish that in our one or two year time frame. But we think we can stair step it up and it gives us, just with the fleet that we have it today, not even consider any new type of acquisitions, it gives us real growth over the long term.

Brian Lawrence Analyst

And are the tools that you need to deploy to do this, is it refurbishing through these dry docks or is it markets or is it all of the above and how would you weight all these things?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

I would put it into three areas. One is, you do need to deliver a certain class of product and we have those vessels but we have to invest in them. And we made a lot of investments so far.

The second part is service. It is great if you have a terrific asset but you need service. And one of the things that we accomplished last year, was if you look at the Conde Nast travelers poll, our Empress of the North, which we operated got a 100% score. And that is something that ware very proud about and it is going to be a hallmark of our brands. And so, service is just as important as investing in the fleet.

And the third part is to be able to keep your promise to the travel agencies, keep your promise to the customer and keep your promise to the guest experience. And those, you need to do all three to come compete in the luxury market.

Brian Lawrence Analyst

And as you look at these ships that you are refurbishing, which sounds like a good idea, which are now — I think the average age is 18 years or something. What do you think the life span of a ship is assuming you refurbish it and take care of it? Is there some sort of finite life or do you expect that these things have 10 more years? How do you think about that?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

We see it well beyond 10 years. Most ships, we see that their life span is because market obsolescence. We don’t see that in the case of our niche. We do have a ship that’s been operating for decades. If you kook at the age of the Delta Queen. If you look at some of the larger ships out there, the ones that do not go through market obsolescence, there are some very old ships operating. The key is make sure that you keep investing in them. If you are in a category where people are building big, newer and better and that was attractive, then you really have to be concerned with market obsolescence. We don’t believe that is an area of major concern for Majestic America line or for Windstar.

Brian Lawrence Analyst

And these refurbishments that are happening include mechanical spaces as well as amenities? You’re — how deep into the ship are you going to replace stuff?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

We are going deep and these numbers that we are throwing out are quite large. A lot larger than you anticipate but we want to make sure we deliver on the experience. A lot of people will not address, as something I mentioned, HVAC. But you want to have a state-of-the-art environment. You want to have great climate control. Some of the destinations we have are hot and so we’re going to make sure that we can deliver a luxury product. And so, we are looking at every aspect of the ships. Holland American line did a wonderful job on the Wind Surf. You can see they put an enormous amount of capital into her. And the reviews, if you go on Websites, from customers are very strong. People are saying it is the best it has ever looked. And I share that sentiment.

Brian Lawrence Analyst

Okay. Two more. On taxes, is it a very simple way of thinking about this that internationally, as long as you keep it offshore, you just pay an effective rate of 5% but if you ever repatriated it to the U.S. to pay up dividends or buy book stock, you would have to pay full U.S. tax on it?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Yes. Let me just add a little bit to it. If we never did an itinerary that had a U.S. component to it, we would pay no taxes.

Brian Lawrence Analyst

Right.

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Unless the time we repatriate it. And there might be times when the governmental allows us to do that favorably. But we believe we are onto a very big idea. We want to grow in the luxury cruise segment. And we believe that there is plenty of opportunities as we build capital in that division — in that subsidiary to be able to invest it well.

Brian Lawrence Analyst

The best way — there was a question before about will you guys sell stock to finance stuff. Why not operate at cash flow? That’s my editorial comment. My last question is, do you have any expectation you can give us for the marine segment for 2007?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

We are not going to provide guidance but we did tell you what the expectation, an annual expectation for Bellingham is. And we feel we are solidly in place to do that.

Brian Lawrence Analyst

Okay. Thank you.

Operator

Your next question comes from the line of David [Isen.]

David Isen Analyst

Good afternoon, gentlemen. First of all I have been on the Wind Surf. I just got off it a month ago. And it is a fantastic product. So, good luck with that, definitely. My question is basically with regard to the acquisition. How will this effect travel agents in terms of booking methods and so forth?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

We are going, I don’t think it is going to have an effect. We need to go out to the travel agent community and make sure that they are comfortable with change because any time there is a change, people are concerned. But we want to embrace the team that is at Windstar and is working with the travel agencies and to insure them that we will keep our promise and we’re going to be just as friendly working with them as the previous owners were.

David Isen Analyst

And they could start booking through through you. Would that be where they were making bookings now, through Ambassadors for Windstar cruises?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

No, there is a transition period. And so, we will be utilizing the systems of Holland America line

David Isen Analyst

until we have everything up and ready and we make sure we are ready to transition.

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

You know when that will be approximately? A few months.

David Isen Analyst

A few months. Okay. Just quickly, I don’t know if you can kind of make a conjecture. But are you looking to expand the fleet at all on the terms of maybe new builds or acquisitions down the road for Windstar?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

We believe that we have a platform to definitely grow but we have no comment on builds or acquisitions. And we will say that we believe we are looking to grow our cruise segment.

David Isen Analyst

All right. Thank you.

Operator

Your next line is from Paul [Sans].

Paul Sans Analyst

I have two questions. One, is the first one would be explanation of how you are going to market the two different brands? And what if any synergies there are both in terms of the actual marketing and also, in terms of the — are there enough similarities between the type of people who go on one to cross market them to the other product? And then the second question would be totally separate. And that is just asking about the creations — or new events that you are creating and if you can give us a little bit more data on that? Because I think that’s very exciting.

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

The first question is we are going to operate two different brands. There could be some back of the house synergies but we are out there. Clearly, Windstar is an iconic brand. Majestic America line is one that we are going to — we’re launching and putting specifically in the center of the luxury market. Our customers are predominantly U.S. customers. So there is overlap there. The age is slightly younger for the Windstar versus the Majestic America line. But I wouldn’t look at immediate synergies between the two from a marketing perspective. The one that we’re benefiting from is Windstar being an iconic brands is drawing a lot of attention. And it’s drawing a lot of attention to our newly formed brand. And a lot of people understand the association that they are both going to be in the luxury market.

Paul Sans Analyst

By the way, where are the sailings predominantly? I saw that there is a bunch in the Caribbean and then some in the Mediterranean.

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

It’s really, the Mediterranean. We will operate there during the spring, during the summer and during the fall. And in the winter, we bring two of the vessels into the Caribbean and the Windstar we bring through the Panama Canal and she will operate in Costa Rica.

Paul Sans Analyst

And didn’t they operate in central Polynesia for awhile?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

One did.

Paul Sans Analyst

That was — I always wanted to do that.

Joe Ueberroth —Ambassadors International, Inc.—Chairman, CEO

It was a spectacular itinerary.

Paul Sans Analyst

And in the event category, you talked about creating events, which I think is wonderful. Anything you can talk to us about that?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

We are really in our initial statements and we have done health care events on the national stage last year. And what we did, we realized health care is a very important issue to the American public. We had some gubernatorial races. We put on an event and we asked the governors to come. We asked major companies to sponsor the event. They went off very well. We are going to look at expanding that for the Presidential races and we already have sponsor commitments behind it. And that’s an example, here is an event that where we understand what the America public is looking for, we have the capabilities to put them on. And it is something in our control.

Paul Sans Analyst

What is the — were these events that you did, were they profitable?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

They were profitable. But we’re really in the what I call the beta test mode. We do make money in it but let’s make sure that we can deliver the right product and that we learn through it. And we are going to make sure that we can do that before we look at maximizing our profit in that business. It is profitable and we think over time we can make it very profitable.

Paul Sans Analyst

In terms of the other segments, referring both to marine and then to the cruise line, in the order of magnitude, could this be as in the same league in terms of generating revenue or how should we think of that as an opportunity?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

You are asking about the travel and events?

Paul Sans Analyst

Yes, exactly.

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Travel and events, I wouldn’t want lead anybody on the call to say it is a big driver. I do want to tell you that under Jerry McGee’s leadership, we are doing new initiatives and our goal is to make it a meaningful contributor to the Company. But we are not in a position right now to say that it is a meaningful contributor. We’ve had — we’ve been in the business for quite awhile. And the results speaks for themselves. I think we have a great team in place but it is not until we really have a proven track record that we are going to start — or telling or shareowners that they should see this as a meaningful contributor.

Paul Sans Analyst

Thank you.

Operator

And you have a follow up question from James Bellessa.

James Bellessa—D.A. Davidson & Co.—Analyst

The Bellingham property did better than I would have have thought. Are you able to do your own dry dock work here in that business for your other vessels?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

No, the dry dock, we we can breathe some expertise into the analysis of it. But for example, the one star dry docks will be done in Europe. And so, we are not going to be doing dry dock, repairs and services for our fleet internally.

James Bellessa—D.A. Davidson & Co.—Analyst

And you don’t have any expectation that you’ll ever construct your own boats?

Brian Schaefgen—Ambassadors International, Inc.—CFO

No expectations at this time.

James Bellessa—D.A. Davidson & Co.—Analyst

And can you tell us, with this backlog at Bellingham, that you identified of $72 million, is that fairly evenly spread throughout the year or is there some pattern that we should look at?

Brian Schaefgen—Ambassadors International, Inc.—CFO

I don’t think there is a pattern. You should look at. As we’ve talked about on previous calls, sometimes they can be lumpy depending on the size of the projects. But we are very comfortable entering into 2007 with that type of backlog.

James Bellessa—D.A. Davidson & Co.—Analyst

And do you identify or do you characterize the fourth quarter that was just reported as being lumpy and you benefited from some lumpiness on the upside?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

No, I don’t — we did’t have a surprise on the upside. We did not.

James Bellessa—D.A. Davidson & Co.—Analyst

And the kind of margin you are getting there, is kind of the expectation going forward or can you improve upon it?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

We can improve upon it. As we have discussed several calls ago, one of our callers brought up issues on a couple of projects in the northwest, it turns out. And we said we were cognizant of those issues. They were lower margin products. So as we continue to address that, there probably is some margin improvement.

James Bellessa—D.A. Davidson & Co.—Analyst

And were they a drag on fourth quarter results?

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

It had an impact, yes.

James Bellessa—D.A. Davidson & Co.—Analyst

Thank you very much.

Operator

And there are no further questions at this time.

Joe Ueberroth—Ambassadors International, Inc.—Chairman, CEO

Well, thank you. I would like to thank everybody on the call and we look forward to our second quarter call and appreciate the interest.

Operator

This concludes today’s conference call. You may now disconnect.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.